UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	January 19, 2009

W2 ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-52277	20-1740321
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26 Densley Avenue Toronto, Ontario M6M 2R1 (Address of principal executive offices) (zip code)

(416) 246-1100 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement.

On January 19, 2009, we received a fully executed copy of an Asset Purchase and License Agreement (the “Asset Agreement”), dated effective as of January 12, 2009, between us and Blue Vista Technologies, Inc.  Under the terms of the Asset Agreement, we have purchased a mobile plasma waste treatment facility for Fifty Thousand Dollars ($50,000), payable in the form of a convertible debenture.  The debenture will mature in two (2) years, bears interest at the rate of twelve percent (12%) per year, and is convertible by the holder into our common stock at $0.05 per share.  In addition, we have agreed to pay up to $5,000 in asphalt repairs upon removal of the facility.

Item 3.02  Unregistered Sales of Equity Securities.

In conjunction with the execution of the Asset Agreement, we will issue to Blue Vista Technologies, Inc. a convertible debenture in the face amount of $50,000.  The debenture will mature in two (2) years, bears interest at the rate of twelve percent (12%) per year, and is convertible by the holder into our common stock at $0.05 per share.  The issuance will be exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the holder is a sophisticated investor familiar with our business.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

10.1	Asset Purchase and License Agreement dated effective as of January 12, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

W2 Energy, Inc.,
a Nevada corporation

Dated: January 22, 2009	/s/ Michael McLaren
	By:	Michael McLaren
	Its:	President